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June 13, 2003

CONFIDENTIAL

Mr. Carl Muscari
14 Gilboa Ln
Nashua, NH 03062


Re: Understanding Regarding Termination of Employment with Video Network
    Communications, Inc.

Dear Carl:

This letter ("Letter Agreement") is intended to confirm our mutual understanding regarding the termination of your employment relationship with Video Network Communications, Inc. and its affiliates (collectively, the "Company"), as follows:

1. Termination Date. As discussed, your last day of employment with the Company will be June 13, 2003 (the "Termination Date"). On the Termination Date, you will resign all of your officer and director positions and will become non-executive member of the board of directors of the Company to hold such position at the discretion of the Board Directors and stockholders of the Company.

2. Payments and Benefits. In full consideration of any amounts that may be owed to you by the Company pursuant to your employment letter dated May 17, 2002 (the "Employment Letter"), or any other agreement (whether written or oral) between you and the Company, you will be entitled to receive only the following payments and benefits (in each case subject to applicable tax withholding):

         a. Severance Benefits. Effective May 23, 2003, you will no longer receive your salary and will instead begin receiving the following payments and benefits: The Company will (i) pay you the amount of $100,000 through normal payroll over twelve (12) months following the Termination Date, and (ii) permit you to remain on VNCI's medical benefits plan for the period during which you continue to receive the payments noted in (i) above.

         b. Vacation Pay. You agree that you are not due any accrued vacation.




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         c. COBRA. Once you are no longer on the Company's payroll, you will have the right to COBRA coverage for an additional 18 months under the Company's group medical plan, in accordance with and subject to the provisions of COBRA and the Company's group medical plan. This COBRA coverage will end if you do not make monthly premium payments or, it can end earlier if you experience a "COBRA disqualifying event" (such as becoming covered by another group health plan). Specific information on your COBRA rights and election forms will be provided to you under separate cover upon your request.

         d. 401(k). Any vested account you may have under the Company's 401(k) plan will be distributed to you in accordance with the terms of such plan. Information regarding the 401(k) plan will be provided to you separately. Additionally, you shall be entitled to continue making contributions to the Company's 401(k) plan, in accordance with the terms of such plan, for so long as you remain on the Company's payroll.

         e. Conditional Severance Payment. In addition to the amounts set forth above, you shall be eligible to receive additional severance amounts of up to $100,000, conditional upon the Company's achievement of the following criterion: In each calendar quarter in which the Company achieves $250,000 of net earnings generated from Company revenue (the "Target"), you will receive a payment within 45 days of the end of such quarter in the amount of $25,000. You shall be eligible to receive such payments for a total of four calendar quarters in which the Company achieves the Target, for a maximum of $100,000, and your eligibility for these payments will continue for a period of three (3) years from the end of the current calendar quarter (the "Eligible Period"). Should the Company fail to meet the Target during the Eligible Period, you shall have no entitlement to any additional severance payments.

3. Cessation of all other Compensation and Benefits. From and after the Termination Date, you will not receive compensation, payments or benefits of any kind from the Company other than those set forth in paragraph 2 above, or as otherwise set forth herein, and you expressly acknowledge and agree that, except with respect to the payments and benefits specifically set forth in this Letter Agreement, you are not entitled to any compensation, payment or benefit whatsoever.

4. Stock Options. Pursuant and subject to the terms of the Company's 1999 Stock Option Plan, you shall be entitled to retain those of the stock options that have been granted to you by the Company that have vested as of the date hereof (your option information is annexed hereto as Exhibit 1). Notwithstanding the terms of the Stock Option Plan and your Stock Option Agreement, you shall be entitled to retain your vested stock options for a period of twelve (12) months from the date hereof, unless otherwise extended by the Board in connection with the continuation of your participation as a Board Member of the Company.

5. Return of Property. You agree that prior to the Termination Date, you will have returned to the Company any and all original and duplicate copies of all files, calendars, books, records, notes, manuals, computer disks, diskettes and any other magnetic or other media material that


                                       2




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you have in your possession or under your control belonging to the Company, or containing confidential or proprietary information concerning the Company or their clients or operations. You agree that you will also return to the Company any Company equipment, identification, keys, and card keys and any other property of the Company. Notwithstanding the foregoing, for so long as you remain a director of the Company you may continue to keep your Company provided laptop computer and email account until and unless the Company, in its sole discretion, determines otherwise. Promptly following the Company's demand, you shall return the laptop computer to the Company.

6. Employment Letter. You acknowledge that upon the Termination Date, the Employment Letter shall be of no further force and effect; provided, however, that as provided in paragraph 16 thereof, the provisions of paragraph 8 (Restrictive Covenants), 9 (Insurance and Indemnification) and 15 (Dispute Resolution) shall remain in effect in accordance with their terms.

7. Release. As provided in paragraph 7 of the Employment Letter, in order to be entitled to the severance benefits set forth in paragraph 2(a) above, you must
(i) sign, date and deliver to the Company, no earlier than the Termination Date and no later than July 7, 2003, the attached Release, and not subsequently revoke such Release, and (ii) comply and continue to comply with provisions of paragraph 8 of the Employment Letter. The severance benefits set forth in paragraph 2(a) will not commence unless and until you have signed and returned the release and the period during which you may revoke the Release shall have expired, and during such period, you have not in fact revoked the Release. Once these severance benefits commence, they will continue only if you comply with condition (ii) above.

8. Board Role. In connection with your continuing role as Director of the Company, the Board may request that you engage in activities on behalf of the Company beyond your Board responsibilities. Any compensation to be paid to you for the performance of such activities will be agreed by you and the Board. While you remain on the Board, you shall not accept employment of any kind with any person or entity that is a direct competitor of the Company, unless otherwise agreed in advance by the Company in writing. For the avoidance of doubt, nothing herein shall preclude you from accepting employment with any person or entity that is not a direct competitor of the Company.

9. Miscellaneous: Choice of Law. This Letter Agreement may be executed in several counterparts, each or which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Letter Agreement constitutes the entire agreement, and supersedes all prior agreements, of the parties hereto relating to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those contained herein. This Letter Agreement cannot be modified, altered or amended except by a writing signed by each party. No waiver by either party of any provision or condition of this Letter Agreement at any time shall be deemed a waiver of such provision or condition at any prior or subsequent time or of any provision or condition at the same or any prior or subsequent time. This Letter Agreement and attached Release shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other


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


jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

10. Notices. Signed and dated copies of this Letter Agreement, the Release, or any revocation of the Release should be sent by mail, courier, or facsimile to the Company, attention General Counsel, at 233 Broadway, N.Y, N.Y 10279, fax 212-553-9698.

Please indicate your acceptance to the terms of this Letter Agreement by returning a signed and dated copy no later than July 7, 2003.


Sincerely,


Video Network Communications, Inc.


By: /s/ Lawrence K. Kinsella
    -------------------------------
    Lawrence K. Kinsella
    Chief Financial Officer


ACCEPTED AND AGREED


/s/ Carl Muscari
-----------------------------------
Carl Muscari

Date: June 16, 2003
      -----------------------------


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


                                   Schedule 1

Option Information

   Name         Position       Plan    Grant Date     Expiration     Options      Exercise $    Vesting Schedule      Vested
Muscari, C.        CEO         1999     09/09/99       09/08/04        77,500       $13.13        Per agreement       52,500
Muscari, C.        CEO         1999     12/27/00       12/27/05        15,000       $ 5.16      3         0.3333      10,000
Muscari, C.        CEO         1999     01/24/03       03/27/08       150,000       $ 0.60      3         0.3333      75,000

                                     RELEASE

         I, Carl Muscari, the undersigned, irrevocably and unconditionally release, remise, and forever discharge Video Network Communications, Inc. (the "Company") and the Releasees (as defined below) from, any and all agreements, promises, liabilities, claims and demands of any kind, in law or equity, whether known or unknown, suspected or unsuspected, which I, my heirs, executors, administrators, successors or assigns ever had, or now have against the Company or any Releasee, including without limitation any and all contract claims, benefit claims, tort claims, fraud claims, claims for payments, bonuses, defamation, disparagement, or any other personal injury claims, claims relating to retirement, pension or unemployment, arising out of or relating to my status as a stockholder of the Company, my employment, compensation and benefits with the Company, and/or the termination thereof, and any and all claims of unfair or unjust dismissal or discrimination on any basis including but not limited to on the basis of age, race, gender, disability, ethnic or national origin, sexual orientation, and claims for costs, expenses and attorneys' fees with respect thereto existing, in each case arising or occurring at any time up to and including the date I execute this Release, other than those relating to my enforcement of the terms of the Letter Agreement between me and the Company, dated June 5, 2003. This Release specifically includes, without limitation, any and all claims under the Age Discrimination in Employment Act, 29 U.S.C.
'SS' 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C.
'SS' 2000(e), the Americans with Disabilities Act, 42 U.S.C. 1201, et seq., the Employee Retirement Income Security Act of 1974, any and all other federal, state and/or local statutes, ordinances, regulations or common laws, and any and all claims for benefits under any compensation, bonus or benefit plan, program or policy of the Company or the Releasees. For purposes of this Letter Agreement, the term "the Company and/or Releasees" includes the Company, its direct or indirect subsidiaries, insurers, direct or indirect corporate parents, affiliates, its and their past, present and future predecessors, successors and assigns, and its and their current, former and future officers, directors, employees, stockholders, representatives, agents, and attorneys, in their official and/or individual capacities, jointly and individually.

Because the Release includes a release of claims under the Age Discrimination in Employment Act, I understand that I have a period of up to 21 days to review (until July 7, 2003) and consider this Release. I agree not to sign this Release prior to my last day of employment with the Company. I further understand that once I have signed this Release, I may revoke it at any time during the 7 days following its execution by delivering a written notice of revocation during that period to Company by mail, courier, or facsimile, to the attention of Adam Ableman, Esq, at 233 Broadway, N.Y., N.Y. 10279, fax 212-553-9698. In the event that I fail to execute and return this Release by July 7, 2003, or execute it and then revoke it during the 7-day revocation period, this Release will not be effective, and I will not be entitled to the severance benefits set forth in paragraph 2(a) of the Letter Agreement.


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I ACKNOWLEDGE THAT I HAVE READ THIS
RELEASE AND I UNDERSTAND
AND ACCEPT ITS TERMS


   /s/ Carl Muscari
-------------------------
Carl Muscari


   June 16, 2003
-------------------------
Date


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